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Annual Statement of Compliance

GS Mortgage Securities Trust 2012-GCJ9

VIA EMAIL

GS Mortgage Securities Corporation II

200 West Street

New York, New York 10282-2198

Attention: Leah Nivison

leah.nivison@gs.com

Re: GS Mortgage Securities Trust 2012-GCJ9, Commercial Mortgage Pass-Through Certificates, Series 2012-GCJ9 (the “Trust”), issued pursuant to the Pooling and Servicing Agreement dated as of November 1, 2012 (the “Agreement”), by and among GS Mortgage Securities Corporation II, as depositor, U.S. Bank National Association, as certificate administrator (the “Certificate Administrator”) and trustee, Pentalpha Surveillance, LLC, as operating advisor, Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer.

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate Administrator, hereby certify that:

(1)  A review of the activities of the Certificate Administrator during the preceding calendar year (the “Reporting Period”) and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

(2)  To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 7, 2017

U.S. Bank National Association, as Certificate Administrator

By:	/s/ Kimberly O. Jacobs
Kimberly O. Jacobs
Senior Vice President